Mirati Therapeutics Reports First Quarter 2021 Financial Results
and Recent Corporate Updates

•Initiated potentially registration-enabling trials evaluating our investigational KRASG12C inhibitor, adagrasib, in lung and colorectal cancers, as monotherapy and with other agents
•Plan to file an Investigational New Drug (IND) application in 2022 for our investigational KRASG12D inhibitor, MRTX1133
•Presented preclinical data at AACR 2021 on an investigational synthetic lethal methylthioadenosine (MTA) cooperative PRMT5 inhibitor

SAN DIEGO – May 6, 2021 – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the first quarter of 2021 and recent corporate updates.

“We are pleased to see the significant progress across our clinical pipeline, including sitravatinib and our novel KRASG12C inhibitor, adagrasib. We initiated several potentially registration-enabling studies evaluating adagrasib in lung and colorectal cancers, as monotherapy and in combination with other therapies,” said Charles M. Baum, M.D., Ph.D., president and chief executive officer, Mirati Therapeutics, Inc. “We are excited to submit our first NDA with adagrasib in the second half of this year for patients with non-small cell lung cancer who have a KRASG12C mutation.”

Baum added, “Mirati continues to advance an innovative pipeline of drug candidates. The company expects to file IND applications for two potentially first-in-class therapies – our KRASG12D inhibitor, MRTX1133, in 2022, and a synthetic lethal MTA cooperative PRMT5 inhibitor, in the first half of 2022.”

Pipeline Updates
Adagrasib
•Initiated two randomized registration-enabling Phase 3 trials, KRYSTAL-10 and KRYSTAL-12, evaluating adagrasib with cetuximab (ERBITUX®)1 versus chemotherapy in patients with second-line colorectal cancer (CRC), and a confirmatory trial of adagrasib versus docetaxel in patients with previously treated non-small cell lung cancer (NSCLC), respectively.

•Initiated a potentially registration-enabling Phase 2 cohort in the KRYSTAL-01 study evaluating adagrasib as a monotherapy in patients with first-line NSCLC who have an STK11/KRASG12C co-mutation.
•Initiated a potentially registration-enabling Phase 2 cohort in the KRYSTAL-01 study evaluating adagrasib as a monotherapy in patients with CRC who have received three or more lines of therapy.
•The Company expects to share updated monotherapy data in the second half of 2021 from the registration-enabling Phase 1/2 KRYSTAL-01 study, evaluating adagrasib as a monotherapy in NSCLC, and Phase 1 data in CRC.
•The Company expects to share initial proof-of-concept combination data in the second half of 2021 from the Phase 1/2 KRYSTAL-01 study, evaluating adagrasib with pembrolizumab (KEYTRUDA®)2 in NSCLC, and with cetuximab (ERBITUX®) in CRC.
•The Company expects to provide an update in the first half of 2022 on additional combination data in NSCLC, including adagrasib plus a SHP2 inhibitor.
Sitravatinib
•Continued to enroll patients in the Phase 3 SAPPHIRE clinical trial evaluating sitravatinib plus nivolumab (OPDIVO®)3 in second or third line non-squamous NSCLC.
Preclinical
•Continued to evaluate the optimal formulation and drug delivery approach for the potential first-in-class investigational KRASG12D inhibitor, MRTX1133, to improve the therapeutic exposure for patients with KRASG12D mutations. The Company expects to file an IND application for MRTX1133 in 2022.
•Announced initial preclinical results evaluating the Company’s investigational synthetic lethal PRMT5 inhibitor program in methylthioadenosine phosphorylase (MTAP)-deleted cancer models at the 2021 American Association for Cancer Research Annual Meeting. The Company expects to file an IND application for this program in the first half of 2022.
Corporate Updates
•Announced the Company will contribute a $4 million grant to Stand Up To Cancer® to develop new approaches to treat patients with KRAS mutant cancers.
•Announced Mirati Board of Directors elected a new independent director, Ms. Shalini Sharp.

•Ended the first quarter with approximately $1.3 billion in cash, cash equivalents, and short-term investments.
Financial Results for the First Quarter 2021

•Research and development expenses for the first quarter of 2021 were $104.1 million, compared to $71.7 million for the same period in 2020. The increase in research and development expenses is primarily due to an increase in expense associated with the development of adagrasib, an increase in preclinical and early discovery activities, as well as an increase in salaries and other employee-related expense, which includes an increase in share-based compensation expense. The Company recognized research and development-related share-based compensation expenses of $14.5 million during the first quarter of 2021, compared to $11.8 million for the same period in 2020.

•General and administrative expenses for the first quarter of 2021 were $28.4 million, compared to $18.0 million for the same period in 2020. The increase is primarily due to an increase in sponsorship agreements expense, professional service expense, and salaries and other employee-related expenses. The Company recognized general and administrative-related share-based compensation expenses of $10.2 million in the first quarter of 2021, compared to $9.7 million for the same period in 2020.

•Net loss for the first quarter of 2021 was $135.7 million, or $2.67 per share basic and diluted, compared to a net loss of $86.7 million, or $2.02 per share basic and diluted for the same period in 2020.

•Cash, cash equivalents, and short-term investments were $1.3 billion at March 31, 2021.

About Mirati Therapeutics

Mirati Therapeutics is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Mirati is using its scientific expertise to develop novel solutions in two registration-enabling programs: adagrasib (MRTX849), an investigational small molecule, potent and selective KRASG12C inhibitor, as monotherapy and in combination with other agents, and sitravatinib, an investigational spectrum-selective inhibitor of receptor tyrosine kinases in combination with checkpoint inhibitor therapies. Mirati is also advancing its differentiated preclinical portfolio, including MRTX1133, an investigational KRASG12D inhibitor, and other oncology discovery programs. Unified for patients, Mirati's vision is to unlock the science behind the promise of a life beyond cancer.

For more information about Mirati Therapeutics, visit us at Mirati.com or follow us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. ("Mirati"). Any statement describing Mirati's goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati's drug development pipeline, including without limitation adagrasib (MRTX849), sitravatinib and MRTX1133, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.

Mirati's forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati's forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati's programs are described in additional detail in Mirati's quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the "SEC") available at the SEC's Internet site (www.sec.gov).These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Mirati Contacts

Investor Relations
Temre Johnson
(858) 332-3562
ir@mirati.com

Media Relations
Priyanka Shah
(908) 447-6134
media@mirati.com

1ERBITUX® is a registered trademark of Eli Lilly and Company in the U.S. and Merck KGaA outside the U.S.
2KEYTRUDA® is a registered trademark of Merck
3OPDIVO® is a registered trademark of Bristol Myers Squibb

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31, 2021	December 31, 2020
Assets	(unaudited)
Current assets
Cash, cash equivalents and short-term investments	$1,287,163	$1,390,106
Other current assets	16,347	13,537
Total current assets	1,303,510	1,403,643
Property and equipment, net	9,061	7,809
Long-term investment	11,676	15,629
Right-of-use asset	39,278	39,890
Other long-term assets	17,307	9,157
Total assets	$1,380,832	$1,476,128

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$19,602	$18,117
Accrued liabilities	57,503	53,355
Total current liabilities	77,105	71,472
Lease liability	43,175	41,905
Other liabilities	1,139	1,962
Total liabilities	121,419	115,339

Shareholders’ equity	1,259,413	1,360,789

Total liabilities and shareholders’ equity	$1,380,832	$1,476,128

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Three months ended March 31,
	2021	2020
	(unaudited)
Revenue
License and collaboration revenues	$—	$267
Total revenue	—	267
Expenses
Research and development	104,071	71,708
General and administrative	28,350	18,046
Total operating expenses	132,421	89,754
Loss from operations	(132,421)	(89,487)
Other (expense) income, net	(3,259)	2,832
Net loss	$(135,680)	$(86,655)
Unrealized loss on available-for-sale investments	(303)	(182)
Comprehensive loss	$(135,983)	$(86,837)
Basic and diluted net loss per share	$(2.67)	$(2.02)
Weighted average number of shares used in computing net loss per share, basic and diluted	50,779	42,887